EXHIBIT 23.1

Certified Public Accountants	Rothstein, Kass & Company, P.C. 4 Becker Farm Road Roseland, NJ 07068 tel 973.994.6666 fax 973.994.0337 www.rkco.com	Beverly Hills Dallas Denver Grand Cayman New York Roseland San Francisco Walnut Creek

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 27, 2008 in the audited financial statements of FMG Acquisition Corp. for the period from May 22, 2007 (inception) through December 31, 2007; our report dated August 11, 2008 in the unaudited financial statements of FMG Acquisition Corp. for the year period from May 22, 2007 (inception) through June 30, 2008; and to the reference to our firm under the captions “Experts” in the Post-Effective Amendment No. 1 On Form S-3 covering the registration of 6,007,194 shares of common stock and 350,000 units.

Rothstein, Kass & Company, P.C.
Roseland, NJ
November 17, 2008